RAYONIER NON-EQUITY INCENTIVE PLAN
(as amended effective January 1, 2020)

1. Purpose

This Rayonier Non-Equity Incentive Plan, as it may be amended from time to time (“Plan”), is the vehicle through which the Compensation and Management Development Committee of the Board (“Committee”) of Rayonier Inc., including any successor thereto, and any U.S. subsidiary of Rayonier Inc. (the “Company”) and its Affiliates, will make cash incentive awards to Designated Employees that have an impact on the Company’s achievement of annual or other short-term Performance Goals, as established by the Committee or at its direction from time to time.

2.    Definitions

(a)    “Affiliate” means, with respect to the Company, any U.S. entity that, directly or indirectly, is controlled by the Company. For purposes of this definition, the term “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

(b)    “Authorized Delegate” has the meaning set forth in Section 3(c).

(c)    “Base Pay” means the Designated Employee’s base pay earned for the Performance Period to include paid base salary earnings, including base salary, vacation, negotiated vacation days, awarded days off, personal days, holidays, holiday early release, regular personal/family sick days, floating holidays, jury duty, bereavement pay, retroactive base salary, overtime and additional straight time pay. Accrued vacation payments to terminated employees and wages received for a leave of absence are not included in Base Pay. Unless determined otherwise by the Committee, if a Designated Employee is not employed by the Company or an Affiliate or is not otherwise an eligible participant for an entire Performance Period, then his or her Bonus Award shall be calculated by reference to his or her Base Pay earned only for the portion of the Performance Period during which the Designated Employee was employed and was otherwise an eligible participant.

(d)    “Beneficiary” means the estate of a Designated Employee or such other beneficiary or beneficiaries lawfully designated pursuant to Section 6(g) to receive the amount, if any, payable under the Plan upon the death of a Designated Employee.

(e)    “Board” means the Board of Directors of the Company.

(f)    “Bonus Award” means the conditional right of a Designated Employee to receive a cash payment pursuant to a Bonus Program under the Plan, following the completion of a Performance Period, based upon achievement of individual, group or Company Performance Goals during the Performance Period as determined by the Committee. A Bonus Award shall become payable in accordance with, and to the extent provided for under, the terms and conditions of the applicable Bonus Program and this Plan. The provisions of Bonus Awards need not be the same with respect to each Designated Employee.

(g)    “Bonus Program” means the particular terms applicable to Bonus Awards for a Performance Period, as established by the Committee. Bonus Programs will be established by the Committee in its discretion subject to the terms of the Plan.

(h)    “Committee” has the meaning set forth in Section 1.

(i)    “Company” has the meaning set forth in Section 1.

(j)    “Designated Employees” means the U.S.-based employees of the Company or any Affiliate which are designated by the Committee as eligible to receive Bonus Awards for a particular Bonus Program, which designation may be made by reference to salary grade or otherwise.

(k)    “Effective Date” has the meaning set forth in Section 8.

(l)    “Executive Officer” means any employee designated by the Company as an “executive officer” of the Company as defined under the Securities Exchange Act of 1934, as amended.

(m)    “Performance Goals” means the performance goals established by the Committee in connection with a Bonus Program. Such goals may be expressed in terms of one or more of the following business criteria: (i) net income or net earnings (before or after taxes), (ii) earnings per share, (iii) operating income, (iv) operating cash flow, (v) free cash flow, (vi) recurring cash flow, (vii) cash available for distribution, (viii) revenue growth, (ix) earnings before income taxes and depreciation, (x) earnings before interest, taxes, depreciation and amortization, (xi) margins (including but not limited to gross or operating margins), (xii) reductions in operating expenses, (xiii) sales or return on sales, (xiv) stock price (including, but not limited to, growth measures and total stockholder return), (xv) return measures (including but not limited to return on equity, return on total capital, return on invested capital and return on assets), (xvi) economic value added, (xvii) expense targets, (xviii) cost reductions and savings, (xix) attainment of budget goals, (xx) increase in surplus, (xxi) productivity improvements, (xxii) attainment of strategic or operational initiatives, (xxiii) an executive’s attainment of personal objectives with respect to any of the foregoing criteria or other criteria, such as growth and profitability, customer satisfaction, market share, leadership effectiveness, business development, operational efficiency or operational improvement, strategic or operational initiatives, negotiating transactions and sales or developing long term business goals or (xxiv) any other business, financial, strategic or other performance goal, measure or objective as may be determined by the Committee in its discretion. A Performance Goal may be measured over a Performance Period on a periodic, annual, cumulative, average or other basis and may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures, or otherwise as the Committee may determine, and may be before or after such recurring or non-recurring adjustments or other items as may be established by the Committee. The level or levels of performance specified with respect to a Performance Goal may be established in absolute terms, as objectives relative to performance in prior periods, as an objective compared to the performance of one or more peer companies or an index covering multiple companies, or otherwise as the Committee may determine.

(n)    “Performance Period” means the period of time designated by the Committee during which performance will be measured for purposes of determining a Designated Employee’s entitlement to receive payment of a Bonus Award. A Performance Period will generally be a one year period. However, a Performance Period may be established as a period of less than or greater than one year. Multiple Performance Periods may be established in a given year. Performance Periods may run concurrently or sequentially. Nothing in this Plan shall prevent the Committee from establishing a Performance Period that commences prior to the termination of one or more Performance Periods.

(o)    “Plan” has the meaning set forth in Section 1.

(p)    “Retirement” has the meaning set forth in the Retirement Plan for Salaried Employees of Rayonier Inc. (“Retirement Plan”), without regard to whether a Designated Employee is a participant in the Retirement Plan.

(q)    “Section 409A Rules” means the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, or any successor thereto, the Treasury regulations promulgated thereunder and any applicable guidance issued in respect thereof.

(r)    “Target Award” means, with respect to a Designated Employee, an amount expressed as a percentage of the Designated Employee’s Base Pay for the Performance Period, or such other amount or target as may be designated by the Committee in its discretion.

(s)    “Target Percentage” means the percentage of Base Pay used to determine a Designated Employee’s Target Award.

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(t)    “Total Disability” means a determination that a Designated Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least twelve (12) months, as determined by the Committee upon the basis of such evidence as the Committee deems appropriate or necessary. A determination that the Designated Employee is eligible for full long-term disability payments under the Company’s long-term disability plan, as may be in effect from time to time, shall be conclusive evidence of Total Disability.

3. Administration of the Plan

(a) Administration. The Plan shall be administered by the Committee. The Committee shall have the power to do all things necessary or convenient to effect the intent and purposes of the Plan consistent with the provisions hereof, including without limitation, the sole and exclusive power and authority to:

(i)    determine the terms and conditions of any Bonus Program that may be established under the Plan in the Committee’s discretion, including the Performance Goals thereunder;

(ii)    select the Designated Employees who shall participate in any Bonus Program established under the Plan;

(iii)    determine the extent to which any Performance Goals have been achieved;

(iv)    determine the amount to be paid pursuant to each Bonus Award;

(v)    determine whether and the extent to which the conditions to the payment of a Bonus Award have been satisfied;

(vi)    provide rules and regulations from time to time for the management, operation and administration of the Plan and Bonus Programs;

(vii)     construe, interpret and apply the Plan and Bonus Programs, which interpretations shall be final and conclusive upon all parties; and

(viii)    correct any defect, supply any omission or reconcile any inconsistency in the Plan and any Bonus Programs in such manner and to such extent as it shall deem expedient.

(b)     Committee Discretion and Authority. All questions pertaining to the construction, regulation, validity, application and effect of the provisions of the Plan or any Bonus Program shall be determined in the sole discretion of the Committee, and all such determinations, including, without limitation, all determinations made under Section 3(a) above, shall be final, binding and conclusive.

(c) Delegation of Authority. The Committee may delegate to a subcommittee of one or more members of the Committee, to an officer of the Company (“Authorized Delegate”), or to a committee of two or more Authorized Delegates, any duties, powers and authority given to the Committee under this Plan, including discretion under the Plan or any Bonus Program to grant, amend, interpret, apply and administer Bonus Awards, with respect to any Designated Employee, other than an Executive Officer.

(d) Reliance and Indemnification. The Committee and its Authorized Delegates may employ attorneys, consultants, accountants or other advisors, and they shall be entitled to rely upon the advice, opinions or valuations of any such attorney, consultant, accountant or other advisor. The Committee and its Authorized Delegates shall not be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan and shall be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

4. Eligibility

Awards may be granted only to U.S.-based employees of the Company and its Affiliates, as determined by the Committee, and who are identified as Designated Employees with respect to a Bonus Program. No Awards shall be granted to an

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individual who is not a U.S.-based employee of the Company or an Affiliate. No employee shall, at any time, have a right to become a Designated Employee in any Bonus Program for any Performance Period, for any reason, including the individual’s having previously participated in a Bonus Program. A Designated Employee ceasing to satisfy any eligibility criteria under the Plan shall immediately cease to be a participant in the Plan and applicable Bonus Program(s) and, unless otherwise determined by the Committee, shall forfeit his or her right to any Bonus Award under the Plan or applicable Bonus Program(s), including without limitation if he or she does not satisfy any such eligibility criteria as of the date of payment for any Bonus Program.

5. Procedures Applicable to Bonus Programs and Bonus Awards

(a) Bonus Programs. The Committee may establish Bonus Programs under the Plan in its discretion. For each Bonus Program, the Committee shall, in accordance with the terms of the Plan, determine the following:

(i)    Identify Designated Employees. The Committee shall determine the Designated Employees, by class or otherwise, who will participate in the Bonus Program for the particular Performance Period.

(ii)    Establish Performance Goals.

(1) The Committee shall identify the Performance Goals to be applied for the Performance Period, including any applicable weightings to be given in respect of multiple Performance Goals for each Designated Employee or class of Designated Employees.

(2) The Committee shall establish the method for computing the amount of the Bonus Award that may be payable to each Designated Employee for such Bonus Program if the Performance Goals established for such Performance Period are attained in whole or in part. Each Bonus Award shall be calculated by reference to the Designated Employee’s Target Award, unless otherwise determined by the Committee.

(3) Notwithstanding anything to the contrary contained herein, the Committee may establish in its discretion, a percentage by which individual Bonus Awards may be increased (subject to the limits in Section 5(a)(iii)(2) and Section 5(e)(2)) or decreased (including to zero) based upon factors, including but not limited to Company or individual performance, that the Committee may determine in its discretion. This Section 5(a)(ii)(3) shall be in addition to, not in limitation of, the authority granted in Section 5(d).

(iii) Set Target Awards.

(1) The Committee shall approve a Target Award for the Performance Period for each Designated Employee or class of Designated Employees covered by the Bonus Program.

(2) The maximum amount payable to any Designated Employee pursuant to a Bonus Program shall be 200% of such Designated Employee’s Target Award, unless otherwise determined by the Committee.

(3) If a Designated Employee’s Target Percentage changes during the applicable Performance Period, the Designated Employee’s Bonus Award for the full Performance Period will be calculated based on his or her Target Percentage in effect on the last day of the Performance Period, unless otherwise determined by the Committee.

(b) Performance Periods. The Committee shall establish the duration of each Performance Period for each Bonus Program established under the Plan.

(c) Payment of Bonus Awards.

(i) Time of Payment. Except as otherwise determined by the Committee, any amounts payable in respect of Bonus Awards for a Performance Period will generally be paid as soon as practicable after the end of the Performance Period and the determination of final Bonus Award amounts and not later than March 15 of the year following the

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applicable Performance Period (or at such other time as to allow the payment to be a “short term deferral” or otherwise not subject to Section 409A of the Code, as determined under the Section 409A Rules); provided that, the payment of a Bonus Award to an Executive Officer shall not be made prior to the determination required by Section 5(e) below. Any such Bonus Awards shall be payable, subject to all terms and conditions of the applicable Bonus Program, to any Designated Employee who is employed by the Company or Affiliate, as applicable, on the payment date for such Bonus Award.

(ii) Termination of Employment.

(1)    In the event a Designated Employee terminates employment following the end of the applicable Performance Period but prior to the payment date as a result of death, Total Disability or Retirement, such Designated Employee may be paid his or her Bonus Award if so determined by the Committee in its discretion. If a Designated Employee terminates employment following the end of the applicable Performance Period but prior to the payment date for any reason other than death, Total Disability or Retirement, such Designated Employee shall not be entitled to receive any Bonus Award for such Performance Period unless the Committee determines, in its discretion, to pay all or any part of the Bonus Award to such Designated Employee (or his or her Beneficiary, if applicable).

(2)    In the event a Designated Employee terminates employment during a Performance Period as a result of death, Total Disability or Retirement, such Designated Employee (or his or her Beneficiary, if applicable) may be paid a Bonus Award if so determined by the Committee in its discretion. If the Committee determines to pay a Bonus Award pursuant to this Section 5(c)(ii)(2), such Bonus Award shall be calculated by reference to such Designated Employee’s Base Pay earned only for the portion of the Performance Period during which the Designated Employee was employed and was otherwise an eligible participant in accordance with Section 2(c) unless otherwise determined by the Committee.

(3)    In the event a Designated Employee terminates employment during a Performance Period for any reason other than death, Total Disability or Retirement, such Designated Employee shall not be entitled to receive any Bonus Award for such Performance Period unless the Committee determines, in its discretion, to pay all or any part of the Bonus Award to such Designated Employee (or his or her Beneficiary, if applicable). If the Committee determines to pay a Bonus Award pursuant to this Section 5(c)(ii)(3), such Bonus Award shall be calculated by reference to such Designated Employee’s Base Pay earned only for the portion of the Performance Period during which the Designated Employee was employed and was otherwise an eligible participant in accordance with Section 2(c) unless otherwise determined by the Committee.

(4)    In the event that a Designated Employee becomes entitled to a full or partial Bonus Award in accordance with the provisions of Section 5(c)(ii), such Bonus Award shall be paid at the same time and in the same manner as other Bonus Awards for the applicable Bonus Program, unless otherwise determined by the Committee.

(iii)    Employment After Commencement of a Performance Period. Subject to all terms and conditions of the applicable Bonus Program, Designated Employees who commence employment after the start of a Performance Period will participate in any Bonus Program then in effect and will earn a Bonus Award, unless otherwise determined by the Committee. If a Bonus Award is payable pursuant to this Section 5(c)(iii), such Bonus Award shall be calculated by reference to such Designated Employee’s Base Pay earned only for the portion of the Performance Period during which the Designated Employee was employed and was otherwise an eligible participant in accordance with Section 2(c) unless otherwise determined by the Committee.

(iv)    Deferral of Payment. Participants may not elect to defer the receipt of Bonus Awards except as specifically permitted under a deferred compensation plan established by the Company.

(d) Adjustments to Bonus Awards and Performance Goals.

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(i)    The Committee is authorized at any time during or after a Performance Period to reduce or eliminate the Bonus Award of any Designated Employee for any reason, including, without limitation, changes in the position or duties of any Designated Employee with the Company or an Affiliate during or after a Performance Period, whether due to any termination of employment (including death, Total Disability, Retirement, voluntary termination or termination with or without cause) or otherwise, in its discretion.

(ii)    The Committee is authorized at any time during or after a Performance Period, subject to the limits in Section 5(a)(iii)(2) and Section 5(e)(2)) to increase the Bonus Award of any Designated Employee for any reason, including, without limitation, changes in the position or duties of any Designated Employee with the Company or an Affiliate during or after a Performance Period or otherwise in its discretion.

(iii)    To the extent necessary to preserve the intended economic effects of the Plan to the Company and the Designated Employees, the Committee may adjust Performance Goals and/or the Bonus Awards to take into account: (1) a change in corporate capitalization, (2) a corporate transaction, such as any merger of the Company or any subsidiary into another corporation, any consolidation of the Company or any subsidiary into another corporation, any separation of the Company or any subsidiary (including a spin-off or the distribution of stock or property of the Company or any subsidiary), any reorganization of the Company or any subsidiary, any sale or acquisition of any business or other assets, or a large, special and non-recurring dividend paid or distributed by the Company (whether or not such reorganization comes within the definition of Section 368 of the Code), (3) any partial or complete liquidation of the Company or any subsidiary or (4) a change in accounting or other relevant rules or regulations.

(iv) When establishing, or determining achievement against, any Performance Goals for a Bonus Award, the Committee may provide with respect to any such Bonus Award that the evaluation of Performance Goals shall exclude or otherwise equitably adjust for any specified circumstance or event that occurs during a Performance Period, including by way of example, but not limited to, the following: (1) asset write-downs or impairment charges; (2) litigation or claim judgments or settlements; (3) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (4) reorganization and restructuring; (5) acquisitions or divestitures and expenses related thereto; (6) gain, loss or other impact of foreign currency exchange; or (7) any other unusual or infrequently occurring items or any other special or designated items, events or circumstances as the Committee may in its discretion determine.

(e)	Additional Rules Applicable to Executive Officers. Notwithstanding anything in this Plan to the contrary, the following rules apply to Executive Officers who participate in any Bonus Program:

(1)     Final Determination. Following the completion of each Performance Period, the Committee shall determine in writing whether the Performance Goals and other material terms for paying amounts in respect of each Bonus Award for any Executive Officer have been achieved or met. Bonus Awards for an Executive Officer shall not be paid until the Committee has made this final determination.

(2)     Maximum Amount Payable Per Executive Officer. An Executive Officer shall not be granted Bonus Awards for all of the Performance Periods commencing in any one calendar year that permit the Executive Officer in the aggregate to be paid an amount in excess of $2,500,000.

(3)     Chief Executive Officer Bonus Award. Any Bonus Award for the Chief Executive Officer shall be subject to review and approval by the independent members of the Board in accordance with the Committee’s Charter.

6. Miscellaneous Provisions

(a)    No Right Prior to Bonus Award. No Designated Employee shall have any claim or right to be granted or paid a Bonus Award under the Bonus Program until such Bonus Award is actually made.

(b)    Unsecured Creditor Status. No Designated Employee or any other party claiming an interest in amounts earned under the Bonus Program shall have any interest whatsoever in any specific asset of the Company. To the extent that

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any person or entity acquires a right to receive payments under the Bonus Program, such rights shall be that of an unsecured general creditor of the Company.

(c)    Non-Assignment of Awards. With the exception of payments made following the death of a Designated Employee, the rights and benefits of a Designated Employee hereunder are personal to the Designated Employee and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer, encumbrance, attachment, garnishment or other disposition.

(d)    Other Company Plans. Nothing contained in this Bonus Program shall limit the ability of the Company to make payments or awards to Designated Employees under any other plan, agreement or arrangement in effect at time the Bonus Program is established or upon a subsequent date. Bonus Awards under this Bonus Program shall not constitute compensation for the purpose of determining participation or benefits under any other plan of the Company unless specifically included as compensation in such plan.

(e)    No Employment Right. Neither the existence of this Plan, nor any action taken hereunder, shall be construed as giving any Designated Employee any right to be retained in the employ of the Company or any Affiliate or in any way interfere with or limit the right of the Company or Affiliate to terminate any Designated Employee’s employment at any time.

(f)    Withholding. The Company shall withhold the amount of any federal, state, local or other tax, charge or assessment attributable to the grant of any Bonus Award or lapse of restrictions under any Bonus Award as it may deem necessary or appropriate, in its sole discretion. The Company shall have the right to deduct from a Bonus Award or from any other amounts due the Designated Employee from the Company, any other amounts required or permitted to be withheld by law.

(g)    Beneficiary. Unless otherwise provided in a written designation of Beneficiary filed with the Company, the Beneficiary of a Designated Employee shall be the Designated Employee’s estate, which shall be entitled to receive the Bonus Award, if any, payable under the Plan upon his or her death. A Designated Employee may file with the Company a written designation of one or more persons as a Beneficiary in lieu of his or her estate, who shall be entitled to receive the Bonus Award, if any, payable under the Plan upon his or her death, subject to the enforceability of the designation under applicable law at that time. A Designated Employee may from time-to-time revoke or change his or her Beneficiary designation, with or without the consent of any prior Beneficiary except as required by applicable law, by filing a new designation with the Company. Subject to the foregoing, the last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company (c/o the Vice President, Human Resources) prior to the Designated Employee’s death, and in no event shall it be effective as of a date prior to such receipt. If the Committee is in doubt as to the right of any person to receive such Bonus Award, the Company may retain such Bonus Award, without liability for any interest thereon, until the Committee determines the rights thereto, or the Company may pay such Bonus Award into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Company therefor.

(h)     Clawback. Notwithstanding any other provision in this Plan to the contrary, any Bonus Award issued thereunder and any amount received with respect to any Bonus Award, shall be subject to potential cancellation, recoupment, rescission, reduction, payback or other action in accordance with the terms of any Company clawback policy, as may be in effect from time to time, and this Section 6(h) shall be deemed an integral part of each Bonus Award granted under the Plan.

(i)    No Interest. If the Company for any reason fails to make payment of a Bonus Award at the time such Bonus Award becomes payable, the Company shall not be liable for any interest or other charges thereon.

(j)    Severability. The invalidity or unenforceability of any provision of the Plan will not affect the validity or enforceability of the other provisions of the Plan, which will remain in full force or effect. If any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

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7.    Governing Law

The Plan and all determinations made and actions taken pursuant to the Plan shall be governed in accordance with Florida law without regard to its conflict of laws principles.

8. Effective Date; Term

The effective date of the Plan, as amended, is January 1, 2020 (the “Effective Date”). Bonus Awards under this Plan may be granted with an effective date on or after the Effective Date until the Plan is terminated by the Board or the Committee. The Committee may amend, suspend, modify or terminate this Plan or any Bonus Program, in whole or in part, at any time, without the consent of any Designated Employee, whether prospectively or retroactively, including in any manner that adversely affects the rights of Designated Employees.

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